Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

     We consent to the incorporation by reference in this Registration Statement on Form S-3 of Investors Real Estate Trust of our report dated May 22, 2003 (January 20, 2005 as to Note 13 and the effects of discontinued operations as disclosed in Note 14), appearing in the Current Report on Form 8-K dated January 21, 2005, of Investors Real Estate Trust for the fiscal year ended April 30, 2004, and of our report on financial statement schedules appearing in the Annual Report on Form 10-K of Investors Real Estate Trust for the fiscal year ended April 30, 2004, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

BRADY, MARTZ & ASSOCIATES, P.C.

Minot, ND
January 24, 2005